Exhibit 3.7

BENEFIT STREET PARTNERS REALTY TRUST, INC.

ARTICLES SUPPLEMENTARY

CLASS B COMMON STOCK

BENEFIT STREET PARTNERS REALTY TRUST, INC., a Maryland corporation (the “Company”), hereby certifies to the State Department of Assessments and Taxation of Maryland (the “SDAT”) that:

FIRST: The Articles of Amendment and Restatement of the Company (the “Charter”) authorize the issuance of 950,000,000 shares of Class A Common Stock, $0.01 par value per share (the “Class A Common Shares”), issuable from time to time in one or more series, and authorize the Company’s board of directors (the “Board”) to classify or reclassify any unissued shares from time to time by setting or changing the preferences, conversion or other rights, voting powers, restrictions, limitations as to distributions, qualifications, or terms or conditions of redemption of such unissued shares.

SECOND: Under the authority contained in the Charter, the Board, in resolutions adopted at a telephonic meeting held on [•], 2021, has reclassified and designated 50,000,000 authorized but unissued Class A Common Shares as Class B Common Stock, $0.01 par value per share (the “Class B Common Shares”). There has been no increase in the authorized shares of stock of the Company effected by these Articles Supplementary. Capitalized terms used and not otherwise defined herein have the meanings set forth in the Charter.

THIRD: Except as set forth in the immediately following sentence, the Class B Common Shares shall have identical preferences, rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, and terms and conditions of redemption as the Class A Common Shares and all provisions of the Charter applicable to the Class A Common Shares, including, without limitation, the provisions of Article V, shall apply to the Class B Common Shares. Each Class B Common Share (or fractional share) shall automatically and without any action on the part of the holder thereof convert into one Class A Common Share (or equivalent fractional share, as applicable) upon the earlier of (i) the six-month anniversary of the listing of the Class A Common Shares for trading on a national securities exchange or (ii) the date approved as the conversion date by the Board following a termination of the Agreement and Plan of Merger, dated as of July 25, 2021, by and among the Company and Capstead Mortgage Corporation.

FOURTH: A description of the Class A Common Shares is contained in the Charter.

FIFTH: The Class B Common Shares have been reclassified and designated by the Board pursuant to the powers of the Board as contained in the Charter. These Articles Supplementary have been approved by the Board in the manner and by the vote required by law.

SIXTH: These Articles Supplementary shall become effective at [•] p.m. Eastern Time on [•], 2021.

SEVENTH: The undersigned Chief Financial Officer and Treasurer of the Company acknowledges these Articles Supplementary to be the act of the Company and, as to all matters or facts required to be verified under oath, the undersigned Chief Financial Officer and Treasurer of the Company acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the Company has caused these Articles Supplementary to be signed in its name and on its behalf by its Chief Financial Officer and Treasurer and attested to by its Secretary on this [•]th day of [•], 2021.

WITNESS:			BENEFIT STREET PARTNERS REALTY TRUST, INC.

By:			By:
	Name:	Micah Goodman		Name:	Jerome S. Baglien
	Title:	Secretary		Title:	Chief Financial Officer and Treasurer

[Signature Page to Articles Supplementary]